Exhibit 10.1

CONTRIBUTION AGREEMENT

by and between

Gulfport Energy Corporation

and

Diamondback Energy, Inc.

Dated as of

May 7, 2012

TABLE OF CONTENTS

ARTICLE 1 CONTRIBUTION		1

1.1	Contribution of Permian Assets	1
1.2	Retained and Assumed Obligations	1
1.3	Consideration	2
1.4	Closing Date Adjustment	2
1.5	Tax Treatment	3
1.6	Unwind	3

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF DIAMONDBACK		3

2.1	Organization of Diamondback	3
2.2	Power and Authority; Enforceability	4
2.3	No Violation; Necessary Approvals	4
2.4	Brokers’ Fees	5
2.5	Capitalization	5
2.6	Issuance of Common Stock	5
2.7	Records	5
2.8	Diamondback S-1; Financial Statements	6

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR		6

3.1	Organization of Contributor	6
3.2	Power and Authority; Enforceability	6
3.3	No Violation; Necessary Approvals	7
3.4	Title to Permian Assets	7
3.5	Accredited Investor	7

ARTICLE 4 COVENANTS		8

4.1	General	8
4.2	Covenants of Contributor	8
4.3	Covenants of Diamondback	9
4.4	Confidentiality	9
4.5	Notice	10
4.6	Form S-1	10
4.7	HSR Filing	11
4.8	Termination of Certain Agreements	11
4.9	Access	12

ARTICLE 5 CLOSING		12

5.1	Conditions Precedent	12
5.2	Time and Place; Closing	14
5.3	Contributor’s Closing Deliveries	14
5.4	Diamondback’s Closing Deliveries	14

Gulfport—Diamondback Contribution Agreement

i

ARTICLE 6 TERMINATION		15

6.1	Termination	15
6.2	Effect of Termination	15

ARTICLE 7 INDEMNIFICATION		15

7.1	Indemnification	15
7.2	Indemnification Claim Procedures	16

ARTICLE 8 MISCELLANEOUS		17

8.1	Definitions	17
8.2	Entire Agreement	21
8.3	Assignment; Binding Effect	21
8.4	Notices	21
8.5	Specific Performance; Remedies	21
8.6	Headings	22
8.7	Governing Law	22
8.8	Amendment; Extensions; Waivers	22
8.9	Severability	22
8.10	Expenses	22
8.11	Counterparts; Effectiveness	23
8.12	Construction	23

Schedules

Schedule 2.5—Outstanding Equity Rights

Exhibits

Exhibit A – Form of Promissory Note

Exhibit B – Form of Assignment

Exhibit C – Form of Investor Rights Agreement

Gulfport—Diamondback Contribution Agreement

ii

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), dated as of May 7, 2012 (the “Effective Date”), is by and between Gulfport Energy Corporation, a Delaware corporation (“Contributor”), and Diamondback Energy, Inc., a Delaware corporation (“Diamondback”). Contributor and Diamondback are hereinafter sometimes referred to individually as a “Party” and together as the “Parties”.

RECITALS

A. Contributor owns certain oil, gas and mineral interests in the Permian Basin in West Texas and related assets and contracts (the “Permian Assets”).

B. Contributor desires to contribute the Permian Assets to Diamondback for shares of common stock, par value $0.01 per share, of Diamondback (the “Common Stock”) and other consideration upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the respective representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

CONTRIBUTION

1.1 Contribution of Permian Assets. At the Closing and subject to the terms and conditions contained in this Agreement, Contributor shall contribute, transfer, assign, convey and deliver to Diamondback (or a wholly-owned Subsidiary of Diamondback as directed by Diamondback), and Diamondback (or such Subsidiary) shall acquire and accept, all of Contributor’s right, title and interest held in the Permian Assets. The Parties shall work together to prepare a mutually agreeable schedule of the Permian Assets as soon as practicable after the Effective Date.

1.2 Retained and Assumed Obligations. Upon the Closing, Diamondback shall assume and agree to fulfill, perform, pay and discharge all duties, obligations, claims and liabilities of every kind and character with respect to the Permian Assets or ownership or operation thereof attributable to periods after the Closing Date, including without limitation, (a) those incurred in the ordinary course of business or otherwise, (b) ad valorem, property, severance and other similar taxes or assessments based upon or measured by the ownership of the Permian Assets or the production therefrom, and (c) those related to the condition of the Permian Assets, including, without limitation, obligations to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines and other facilities, equipment or other personal property or fixtures comprising part of the Permian Assets, obligations to restore the surface of the Permian Assets, obligations to bring the Permian Assets into compliance with applicable Laws and liabilities related to any of the foregoing, other than duties, obligations and liabilities of the Contributor arising under a JOA and billed or billable prior to the Closing Date (the “Assumed Obligations”); provided, however, that upon the Closing, the Contributor shall retain all of Contributor’s duties, obligations, claims and liabilities of every kind and character with respect to the Permian Assets or ownership or operation thereof attributable to periods prior to the Closing Date, including without limitation (i) those incurred in the ordinary course of business or otherwise; and (ii) ad valorem, property, severance and other similar taxes or assessments based upon or measured by the ownership of the Permian Assets or the production therefrom except to the extent specified in clause (c) above.

1.3 Consideration. At the Closing, Diamondback shall, in exchange for the transfer of the Permian Assets, issue to Contributor the following (the “Closing Consideration”):

(i) (a) that number of shares of Common Stock such that Contributor holds thirty-five percent (35%), of the number of shares of Common Stock outstanding immediately prior to the closing of the IPO after giving effect to the issuance of shares of Common Stock in connection with the Gulfport Contribution and the Wexford Contribution. The remaining shares of Common Stock outstanding immediately prior to the closing of the IPO and after giving effect to the Wexford Contribution and the Gulfport Contribution will be held by DB Holdings. No fractional shares of Common Stock shall be issued to Contributor pursuant to this Agreement; and

(ii) (b) a promissory note in the principal amount of $63,590,050.00 substantially in the form attached hereto as Exhibit A (the “Promissory Note”).

1.4 Closing Date Adjustment. Following the Closing, the Closing Consideration shall be reduced or increased in accordance with this Section 1.4 by an amount equal to the difference between the Initial Capital Amount and the Final Capital Amount, divided by sixty-five percent (65%), and then multiplied by thirty-five percent (35%) (the “Capital Adjustment Amount”). For purposes of this Agreement, “Final Capital Amount” shall mean Windsor’s (a) total current assets, consisting of cash, trade accounts receivable (net of an appropriate allowance for doubtful accounts), inventory, prepaid expenses, other current assets, and other assets, less (b) total current liabilities, consisting of trade accounts payable, accounts payable to related parties, accrued capital and other expenses, long-term debt and asset retirement obligations, in each case as of the Closing Date determined in accordance with GAAP, consistently applied. As soon as practicable after the Closing, but in no event later than sixty (60) days after Closing, Diamondback will cause to be prepared and delivered to the Contributor the final settlement statement (the “Final Settlement Statement”) setting forth Windsor’s calculation of the Final Capital Amount on the Closing Date, which Final Settlement Statement shall identify with specificity each component thereof and be prepared in a manner consistent with the preparation of the Initial Capital Amount. As soon as practicable after receipt of the Final Settlement Statement but in no event later than thirty (30) days after receipt of such statement and the supporting documentation with respect thereto as may be requested by the Contributor, the Contributor shall deliver to Diamondback a written report containing any changes that the Contributor proposes to make to the Final Settlement Statement. The Contributor’s failure to deliver to Diamondback a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by the Contributor of the Final Settlement

Statement as submitted by Diamondback. The Parties shall agree with respect to the changes proposed by the Contributor, if any, no later than sixty (60) days after receipt of Diamondback’s proposed Final Settlement Statement. If Diamondback disputes the Contributor’s exceptions, then Diamondback and the Contributor will negotiate in good faith to resolve such dispute. If Diamondback and the Contributor are unable to resolve the dispute within thirty (30) days after the date of the Contributor’s dispute notice, then the dispute shall be submitted to a mutually agreed upon arbitrator (the “Arbitrator”) for resolution and the Arbitrator’s decision shall be final and binding on the Parties and there shall be no right of appeal therefrom. The costs of the Arbitrator shall be paid by Diamondback and the Contributor proportionate to the success of the claims made. No later than five (5) days after reaching such agreement, the Capital Adjustment Amount shall be paid, if positive, by Diamondback to the Contributor, and if negative, by the Contributor to Diamondback by wire transfer in immediately available funds.

1.5 Tax Treatment.

(a) The Parties intend for the transactions between them contemplated in this Agreement to qualify as a tax-free exchange under Section 351 of the Code and in accordance therewith, the Parties acknowledge that Contributor and DB Holdings together will own one-hundred percent (100%) of all of the issued and outstanding capital stock of Diamondback immediately following the consummation of the Gulfport Contribution and the Wexford Contribution and immediately prior to the consummation of the IPO.

(b) Contributor and Diamondback hereby agree to the U.S. federal income tax treatment described in this Section 1.5, and neither Contributor nor Diamondback shall maintain a position on their respective U.S. federal income tax returns or otherwise that is inconsistent therewith.

1.6 Unwind. If the Gulfport Contribution is made but the IPO does not close for any reason, the Permian Assets shall be returned to Contributor and Contributor shall return the Closing Consideration and this Agreement shall be null and void.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF DIAMONDBACK

Diamondback hereby represents and warrants to Contributor as of the Effective Date and as of the Closing Date (except to the extent that any such representation or warranty expressly relates to another date, in which case such representation or warranty shall be as of such date) as follows:

2.1 Organization of Diamondback. Diamondback (a) is a corporation duly organized, validly existing and in good standing under the Laws (as defined below) of the State of Delaware, (b) is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, (c) has the corporate power and authority necessary to own or lease its properties and to carry on its business as currently conducted and (d) is not in breach or violation of, or default under, any provision of its Organizational Documents. Diamondback has not approved or taken any action, and there is not pending or (to Diamondback’s knowledge) threatened any action, suit, arbitration, mediation, investigation or similar proceeding (an “Action”) for the dissolution, liquidation, insolvency or rehabilitation of Diamondback.

2.2 Power and Authority; Enforceability. Diamondback has the relevant corporate power and authority necessary to execute and deliver this Agreement and each such other document contemplated hereby and any amendments or supplements to any of the foregoing (collectively, the “Transaction Documents”) to which Diamondback is a party, and to perform and consummate the transactions contemplated by the Gulfport Contribution (the “Transactions”). Diamondback has taken all action necessary to authorize the execution and delivery by Diamondback of each Transaction Document to which it is a party, the performance of Diamondback’s obligations thereunder, and the consummation by Diamondback of the Transactions, the Wexford Contribution and the IPO (subject to final authorization of the Pricing Committee of the Board of Directors of Diamondback). Each Transaction Document to which Diamondback is a party has been duly authorized, executed and delivered by Diamondback, and constitutes the legal, valid and binding obligation of Diamondback, enforceable against Diamondback in accordance with its terms except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights of creditors and general principles of equity (the “Enforceability Exception”).

2.3 No Violation; Necessary Approvals. The execution and the delivery by Diamondback of this Agreement and the other Transaction Documents to which it is a party, the performance by Diamondback of its obligations hereunder and thereunder, and consummation of the Transactions, the Wexford Contribution and the IPO by Diamondback will not (i) with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any (A) law (statutory, common or otherwise), constitution, ordinance, rule, regulation, executive order or other similar authority (“Law”) enacted, adopted, promulgated or applied by any legislature, agency, bureau, branch, department, division, commission, court, tribunal or other similar recognized organization or body of any federal, state, county, municipal, local or foreign government or other similar recognized organization or body exercising similar powers or authority (a “Governmental Body”), (B) order, ruling, decision, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Body or arbitrator (an “Order”), (C) contract, agreement, arrangement, commitment, instrument, document or similar understanding (whether written or oral), including a lease, sublease and rights thereunder (“Contract”) or permit, license, certificate, waiver, notice and similar authorization (“Permit”) to which, in the case of (A), (B) or (C), Diamondback is a party or by which Diamondback is bound or any of its assets are subject, or (D) any provision of the Organizational Documents of Diamondback as in effect on the Closing Date; (ii) result in the imposition of any Lien upon any assets owned by Diamondback, or any shares of Common Stock owned by any of the stockholders of Diamondback; (iii) require any Consent under any Contract or Organizational Document to which Diamondback is a party or by which it is bound or any of its assets are subject, except for any such Consents as have been obtained; (iv) require any Permit under any Law or Order other than (A) required filings, if any, with the Commission and (B) notifications or other filings with state or federal regulatory agencies after the Closing that are necessary or convenient and do not require approval of the agency as a condition to the validity of the Transactions, the Wexford Contribution or the IPO; or (v) trigger any rights of first refusal, preferential purchase or similar rights with respect to any equity interest in Diamondback, which have not been validly waived.

2.4 Brokers’ Fees. Diamondback has no liability or obligation to pay any compensation to any broker, finder or agent with respect to the Transactions, the Wexford Contribution or the IPO for which Contributor could become directly or indirectly liable, other than any underwriter discounts incurred in connection with any sale of shares of Common Stock by Contributor.

2.5 Capitalization. As of the Effective Date, the authorized capital stock of Diamondback consists of 100 shares of common stock, of which, 100 shares were issued and outstanding. All of the issued and outstanding equity interests in Diamondback: (a) have been duly authorized and are validly issued, fully paid and nonassessable; (b) were issued in compliance with all applicable state and federal securities Laws; and (c) were not issued in breach or violation of, or did not cause as a result of the issuance thereof a default under, any Contract with or right granted to any other person. Except as set forth on Schedule 2.5, Diamondback has no outstanding options, warrants, exchangeable or convertible securities, subscription rights, exchange rights, statutory pre-emptive rights, preemptive rights granted under its Organizational Documents, stock appreciation rights, phantom stock, profit participation or similar rights, or any other right or instrument pursuant to which any person may be entitled to purchase any security interests in Diamondback, and has no obligation to issue any rights or instruments (“Equity Rights”). There are no Contracts with respect to the voting or transfer of any of the equity interest in Diamondback. Diamondback is not obligated to redeem or otherwise acquire any of its outstanding shares of Common Stock or other equity interests. Diamondback does not, directly or indirectly, control, own or have any Equity Interest in any Person.

2.6 Issuance of Common Stock. The shares of Common Stock, when issued and delivered in accordance with the terms of this Agreement for the consideration described in this Agreement, will have been (i) duly authorized by Diamondback and when issued against the consideration therefor, will be validly issued by Diamondback, (ii) fully paid and non-assessable, (iii) not subject to any preemptive or similar rights created by any Law or Order to which Diamondback is a party or by which it is bound and (iv) free and clear of all Liens, other than those created by Contributor, including but not limited to those, if any, in favor of its lenders under the Loan Documents, arising from the Underwriting Agreement and arising under U.S. securities Laws.

2.7 Records. The copies of the Organizational Documents of Diamondback that were provided to Contributor are accurate and complete and reflect all amendments made through the date hereof. Except as set forth in the S-1, no steps have been taken by Diamondback or its officers, directors, or stockholder to effect or authorize any further amendment or modification thereto. The minute books of Diamondback and the other records made available to Contributor for review were correct and complete as of the date of such review, no further entries have been made through the Effective Date, such minute books and records contain the true signatures of the persons purporting to have signed them, and such minute books and records contain an accurate record of all actions of the members, managers or any other governing body of each Diamondback taken by written consent, at a meeting, or otherwise since formation.

2.8 Diamondback S-1; Financial Statements. Diamondback has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1, File No. 333-179502 (the “S-1”). The consolidated financial statements of Windsor included in the S-1 comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto and fairly present, in conformity in all material respects with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Windsor and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR

Contributor hereby represents and warrants to Diamondback as of the Effective Date and as of the Closing Date (except to the extent that any such representation or warranty expressly relates to another date, in which case such representation or warranty shall be as of such date) as follows:

3.1 Organization of Contributor. Contributor (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) is duly qualified to do business as a foreign corporation and is in good standing under the Laws of the State of Texas, (c) has the corporate power and authority necessary to own or lease its properties and to carry on its business as currently conducted and (d) is not in breach or violation of, or default under, any provision of its Organizational Documents. Contributor has not approved or taken any action, and there is not pending or (to Contributor’s knowledge) threatened Action for the dissolution, liquidation, insolvency or rehabilitation of Contributor.

3.2 Power and Authority; Enforceability. Contributor has the relevant corporate power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. Contributor has taken all action necessary to authorize its execution and delivery by Contributor of each Transaction Document to which Contributor is a party, the performance of its obligations thereunder and the consummation by Contributor of the Transactions. Each Transaction Document to which Contributor is a party has been duly authorized, executed and delivered by Contributor, and constitutes the legal, valid and binding obligation of Contributor, enforceable against Contributor in accordance with its terms, subject to the Enforceability Exception.

3.3 No Violation; Necessary Approvals. The execution and the delivery by Contributor of this Agreement and the other Transaction Documents to which Contributor is a party, the performance by Contributor of its obligations hereunder and thereunder and the consummation of the Transactions by Contributor will not (i) with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any Law, Order, Contract or Permit to which Contributor is a party or by which it is bound or any of its assets is subject, or any provision of Contributor’s Organizational Documents as in effect on the Closing Date; (ii) result in the imposition of any Lien upon any assets owned by Contributor, including without limitation the Permian Assets; (iii) require any Consent under any Contract or organizational document to which Contributor is a party or by which it is bound, other than such Consents that have been obtained and the Consent of the lenders under the Loan Documents; or (iv) require any Permit under any Law or Order other than (A) required filings, if any, with the Commission and (B) notifications or other filings with state or federal regulatory agencies after the Closing that are necessary or convenient and do not require approval of the agency as a condition to the validity of the Transactions.

3.4 Title to Permian Assets. Contributor warrants and shall forever defend the title to the Permian Assets unto Diamondback against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Contributor, but not otherwise, subject, however, to the Permitted Liens (regardless of whether they are released on or prior to Closing pursuant to Article 5) and to any other Liens created, imposed, modified, amended or extended under or pursuant to the Loan Documents which will be released on or prior to Closing pursuant to Article 5; it being the intent (without modifying, amending or expanding the scope of the preceding warranty of title) that, as of Closing pursuant to Article 5, the Permian Assets will not be encumbered by Liens or other defects in title to which the Permian Assets were not encumbered as of the time the Permian Assets were originally assigned and conveyed to Contributor, save and except for the Permitted Liens (regardless of whether they are released on or prior to Closing pursuant to Article 5) and any other Liens created, imposed, modified, amended or extended under or pursuant to the Loan Documents which will be released on or prior to Closing pursuant to Article 5. Contributor further warrants that any conveyance of the Permian Assets at Closing pursuant to Section 5.3(a) also conveys, assigns and transfers to Diamondback, its successors and assigns, as of Closing, all warranties, claims and causes of action of whatsoever type or character, in contract or in tort, that Contributor now has or may hereafter acquire from its predecessors-in-title to the Permian Assets, with respect to title to the Permian Assets. Except for the limited warranty expressed in the preceding sentence(s) of this Section 3.4, no warranty or representation, express, implied, statutory, or otherwise, with respect to Contributor’s title to any of the Permian Assets is provided in this Agreement or shall be contained in the instruments of conveyance and assignment to be delivered by Contributor to Diamondback on the Closing Date pursuant to Section 5.3(a).

3.5 Accredited Investor. Contributor is an “accredited investor,” as such term is defined in Regulation D of the Securities Act, and will acquire the Common Stock for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws. Contributor acknowledges that the Common Stock will not be registered under the Securities Act or any applicable state securities law, and that the Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

ARTICLE 4

COVENANTS

4.1 General.

(a) Subject to the terms and conditions provided in this Agreement, each Party covenants and agrees to use commercially reasonable efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Laws or from any Governmental Body or third party) in connection with the Transactions, (b) promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, waivers, permits or authorizations and (c) taking all actions and doing, or causing to be done, all things necessary, proper and/or appropriate to consummate and make effective the Transactions.

(b) If any time after the Closing any further action is necessary or desirable to carry out this Agreement’s purposes, each Party will take such further action (including executing and delivering any further instruments and documents, obtaining any Permits and Consents and providing any reasonably requested information) as any other Party may reasonably request, all at the requesting Party’s sole cost and expense (unless the requesting Party is entitled to indemnification therefor under Article 7).

4.2 Covenants of Contributor. From the Effective Date through the Closing, and except in the ordinary course of business, as contemplated by the AMIA, JOAs or the JDA and as contemplated by or specified in this Agreement or the Transactions, the Contributor will not, without the prior written consent of Diamondback:

(a) sell, transfer (or agree to sell or transfer) or otherwise dispose of, or cause the sale, transfer or disposition of (or agree to do any of the foregoing) all or any portion of the Permian Assets;

(b) pledge, hypothecate or encumber all or any portion of the Permian Assets; or

(c) cause or take any action that would render any of the representations or warranties set forth in Article 3 untrue in any material respect.

(d) Notwithstanding anything in this Agreement to the contrary, Contributor shall be permitted to (i) participate in negotiations or discussions with any person or group of persons other than Diamondback and its affiliates that has made (and not withdrawn) an unsolicited offer, indication of interest, proposal or inquiry relating to an alternative transaction that the Special Committee believes in good faith would reasonably be expected to result in a transaction more favorable to the stockholders of

Contributor than the Transactions, (ii) thereafter furnish to such third party non-public information relating to the Permian Assets and afford access to the Permian Assets to such third party, in all cases for the purpose of assisting with or facilitating an alternative transaction, and (iii) after the termination of this Agreement pursuant to Section 6.1 enter into an alternative transaction or any agreement, arrangement or understanding, including, without limitation, any letter of intent, term sheet or other similar document, relating to an alternative transaction with such third party.

4.3 Covenants of Diamondback. From the Effective Date through the Closing, and except as contemplated by or specified in this Agreement, the Transactions, the IPO or the S-1, Diamondback will not, without the prior written consent of the Contributor:

(a) amend its Organizational Documents;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other debt or equity securities or equity equivalents (including any stock options or stock appreciation rights);

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries;

(d) sell, lease, license, transfer, distribute or otherwise dispose of any material assets in any single transaction or series of related transactions or permit or cause Windsor to do so;

(e) except as may be required as a result of a change in law or in GAAP, materially change any of the accounting principles, practices or methods used by it; or

(f) cause or take any action that would render any of the representations and warranties set forth in Article 2 untrue in any material respect.

4.4 Confidentiality. Each Party will, and will cause each of its respective Affiliates, directors, officers, employees, agents, representatives and similarly situated persons to treat and hold as confidential, and not use or disclose, all of the information possessed by such person concerning the Transactions, the Wexford Contribution, the IPO, Diamondback, its business, the negotiation or existence and terms of this Agreement and the business affairs of Contributor, except for disclosures (i) to the person’s professional advisors, the actions for which the disclosing person will be responsible, (ii) required for such person to perform obligations it may have under this Agreement, or (iii) required by applicable Law or securities exchange regulations.

4.5 Notice. From the Effective Date through the Closing, each Party shall give prompt written notice to the other Party of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

4.6 Form S-1.

(a) Diamondback shall prepare an amendment to the S-1 and Contributor shall prepare a Current Report on Form 8-K, each of which shall include descriptions of this Agreement and the Transactions and such forms shall be filed simultaneously with the Commission. The Parties shall cooperate and consult with each other with respect to the disclosure of the Transactions contained in the Form 8-K and the S-1. Diamondback shall promptly provide copies or all written comments received from the Commission, and consult with Contributor with respect to any comments received from the Commission regarding the Transaction, and make available to Contributor upon its request a complete and correct copy of any amendments that are filed with the Commission. At its effective time, the S-1 shall comply as to form in all material respects with the rules and regulations promulgated by the Commission under the Securities Act and shall not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. Diamondback will advise Contributor, after it receives notice thereof, of the time when S-1 has become effective or any supplement or amendment has been filed, or the issuance of any stop order.

(b) Diamondback shall use its commercially reasonable efforts to include the shares of Common Stock of Contributor requested by Contributor to be included in the S-1 as a selling stockholder and such shares of Common Stock shall be included in the underwriting on the same terms and conditions as the shares of Common Stock being offered by Diamondback. If the managing underwriters advise Diamondback that in their good faith judgment the number of shares of Common Stock requested to be included in the S-1 by Contributor and DB Holdings exceeds the number which can be sold in the IPO without materially and adversely affecting the marketability of the IPO, then the S-1 shall include the maximum number of shares that the managing underwriters advise can be sold in the IPO by Contributor and DB Holdings allocated as follows: (i) first, the shares of Common Stock that Diamondback proposes to sell, and (ii) second, to the extent that any other shares of Common Stock may be included without exceeding the limitations recommended by the underwriters as aforesaid, shares of Common Stock to be included in the S-1 by Contributor and DB Holdings will be included on a pro rata basis (or in such other proportion mutually agreed between Contributor and DB Holdings), based on the number shares of Common Stock held by Contributor and DB Holdings.

4.7 HSR Filing. Each of the Contributor and Diamondback shall, to the extent required, file or cause to be filed any Notification and Report Forms and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act within five Business Days following the Effective Date. Each of the Parties will use commercially reasonable efforts to obtain a waiver of the applicable waiting period with respect to the HSR Act and will promptly make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith. The Parties will cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the non-filing or non-responding Party and its advisors prior to filing or responding to allow such other Party reasonable time to review and comment on such filings or responses. The filing fees for all such filings after the Effective Date will be paid by Diamondback. Any other fees or expenses that arise in connection with the making of all such filings or responses with respect to the HSR Act will be paid by the Person that incurs such fees or expenses.

4.8 Termination of Certain Agreements.

(a) The Parties shall cause the AMIA, JOAs and JDA (the “Terminated Agreements”) to be terminated effective as of the Closing Date; provided, such termination shall not affect the obligations of Contributor or the rights of the Windsor Entity counterparty against Contributor under the Terminated Agreements attributable to the period prior to the Closing Date; and provided, further that Contributor hereby waives any and all requirements of Windsor under the AMIA to have assigned any portion of any oil, gas and mineral lease, working interest, leasehold interest or other oil and gas interest thereunder to Contributor.

(b) For the avoidance of doubt, such termination of the Terminated Agreements (i) shall not affect the Contributor’s right to receive production revenues attributable to its ownership of the Permian Assets during the period prior to the Closing Date, and (ii) shall not relieve Contributor of (x) any obligation for the payment of money or for indemnity under any Terminated Agreement for the period prior to the Closing Date, or (y) the obligation to convey any oil, gas and mineral lease, working interest, leasehold interest or other oil and gas interest covered by the AMIA acquired by Contributor, an Affiliate of Contributor, or an agent or representative of Contributor or any such Affiliate, or which Contributor, Affiliate or agent or representative had the right to acquire prior to the Closing Date.

(c) For the avoidance of doubt, such termination of the Terminated Agreement (i) shall not affect the Windsor Entity counterparty’s right to receive production revenues attributable to its ownership of oil and gas interests during the period prior to the Closing Date, and (ii) shall not relieve the Windsor Entity counterparty of any obligation for the payment of money or for indemnity under any Terminated Agreement for the period prior to the Closing Date.

(d) All of the rights corresponding to the obligations of Contributor under clause (b) above shall be assigned by the Windsor Entity counterparty to Diamondback, or if applicable, its permitted assigns pursuant to Section 5.3(a) of this Agreement.

4.9 Access. Diamondback will cause or permit representatives of Contributor to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Diamondback, to all premises, properties, personnel, books, records, Contracts, and documents pertaining to the Wexford Contribution, the IPO, the Transactions and such other information to enable Contributor to determine the satisfaction of the conditions to closing set forth in Section 5.1 and will furnish copies of all such books, records, Contracts, and documents and all financial, operating and other data, and other information as Contributor may reasonably request; provided, however, that no investigation pursuant to this Section 4.9 will affect any representations or warranties made herein or the conditions to the Parties’ obligations to consummate the Transactions.

ARTICLE 5

CLOSING

5.1 Conditions Precedent.

(a) Conditions to Each Party’s Obligations. The obligations of each Party to effect the Transactions shall be subject to the satisfaction or waiver of the following conditions:

(i) No Law or Order shall have been enacted, issued, entered, promulgated or enforced by any Governmental Body that prohibits the consummation of the Transactions, the Wexford Contribution or the IPO (which condition may not be waived by any Party), nor shall any proceeding brought by a Governmental Body of competent jurisdiction be pending that seeks the foregoing;

(ii) The Commission shall have advised Diamondback that it has no further comments on the S-1 and each Party shall be satisfied that the offering will be completed;

(iii) Any applicable waiting period under the HSR Act relating to the Transactions and the Wexford Contribution shall have expired or been terminated; and

(iv) Any other governmental or regulatory notices, approvals or other requirements necessary to consummate the Transactions, the Wexford Contribution and the IPO shall have been given, obtained or complied with, as applicable.

(b) Conditions to Obligations of Diamondback. The obligations of Diamondback to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction (or waiver by it in writing) of the following conditions:

(i) The representations and warranties of the Contributor contained in this Agreement shall be true and correct in all material respects at the Closing Date as if made at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date);

(ii) Contributor shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(iii) Contributor shall have delivered to Diamondback written evidence of the termination of each of the Terminated Agreements;

(iv) Contributor shall have executed and delivered to Diamondback the documents required to be delivered by it pursuant to Section 5.3 hereof; and

(v) All Liens on the Permian Assets created by the Loan Documents shall have been released by the lenders thereunder.

Any or all of the foregoing conditions may be waived by Diamondback in its sole and absolute discretion.

(c) Conditions to Obligations of the Contributor. The obligations of the Contributor to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction (or waiver by it in writing) of the following conditions:

(i) The representations and warranties of Diamondback contained in this Agreement shall be true and correct in all material respects at the Closing Date as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date);

(ii) Diamondback shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(iii) Contributor shall have determined that the terms and conditions of the Wexford Contribution, including, without limitation, matters relating to title to the assets held by Windsor, and the IPO, including, without limitation, the IPO Price and the net proceeds of the IPO, are acceptable to Contributor in its sole and absolute discretion (as determined by the Special Committee);

(iv) The Common Stock shall have been approved for listing on The NASDAQ Global Market or another national securities exchange, subject only to official notice of issuance;

(v) The Wexford Contribution shall have occurred;

(vi) Diamondback shall have delivered to Contributor written evidence of the termination of each of the Terminated Agreements; and

(vii) Diamondback shall have executed and delivered to the Contributor the documents required to be delivered pursuant to Section 5.4 hereof.

5.2 Time and Place; Closing. Unless this Agreement shall have terminated pursuant to Article 6, the closing of the Transactions (the “Closing”) shall occur upon the satisfaction or waiver of the conditions in Section 5.1 (the “Closing Date”). The Closing shall take place at a place as determined by Contributor and Diamondback.

5.3 Contributor’s Closing Deliveries. On the Closing Date, Contributor shall deliver or cause to be delivered to Diamondback the following closing documents:

(a) Instruments of conveyance and assignment, substantially in the form attached hereto as Exhibit B (the “Assignments”) and any other documents that are in the possession of Contributor which are reasonably requested by Diamondback and are reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the Permian Assets to Diamondback (or, as instructed in writing by Diamondback, a wholly-owned subsidiary of Diamondback) and effectuate the transactions contemplated hereby;

(b) A certification regarding the accuracy in all material respects of Contributor’s representations and warranties in this Agreement at the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date); and

(c) The Investor Rights Agreement, substantially in the form attached hereto as Exhibit C (the “Investor Rights Agreement”) duly executed and delivered by the Contributor.

5.4 Diamondback’s Closing Deliveries. On the Closing Date, Diamondback shall deliver or cause to be delivered to the Contributor the following closing documents:

(a) Diamondback shall have issued shares of the Common Stock to Contributor either in the form of one or more certificates, in such names as Contributor shall direct or through the electronic registration of such Common Stock with the Depository Trust Company, a New York corporation;

(b) A certification regarding the accuracy in all material respects of each of their respective representations and warranties in this Agreement at the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date); and

(c) The Investor Rights Agreement duly executed and delivered by Diamondback.

(d) The Promissory Note duly executed and delivered by Diamondback.

ARTICLE 6

TERMINATION

6.1 Termination. This Agreement may be terminated as follows:

(a) by mutual written consent of the Parties;

(b) by either Party if any court of competent jurisdiction in the United States or other United States federal or state Governmental Body shall have issued a final Order or taken any other final action, restraining, enjoining or otherwise prohibiting the Transactions, the Gulfport Contribution, the Wexford Contribution or the IPO and such order, decree, ruling or other action is or shall have become nonappealable;

(c) by Diamondback, upon a breach of any representation, warranty, covenant or agreement on the part of the Contributor set forth in this Agreement such that the conditions set forth in Section 5.1(a) and (b) shall have become incapable of fulfillment and such breach shall not have been waived by Diamondback;

(d) by Contributor, upon a breach of any representation, warranty, covenant or agreement on the part of Diamondback set forth in this Agreement such that the conditions set forth in Section 5.1(a) and (c) shall have become incapable of fulfillment and such breach shall not have been waived by Contributor; or

(e) by either Party if the Closing does not occur by July 31, 2012, or at such earlier time as Diamondback determines not to proceed with or otherwise terminates the IPO.

6.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders other than the provisions of this Section 6.2 and Article 7 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement prior to such termination.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification.

(a) Contributor shall indemnify and hold Diamondback and its Affiliates, and their respective officers, directors, managers, employees, agents, representatives, controlling persons, members, stockholders and similarly situated persons, harmless from and pay any and all Damages directly or indirectly, resulting from, relating to, arising out of or attributable to (i) any breach of any representation or warranty the Contributor has made in this Agreement; or (ii) any breach, violation or default by Contributor of any covenant, agreement or obligation of Contributor in this Agreement. “Damages” means all losses (including diminution in value), damages and other costs and expenses of any kind or nature whatsoever, whether known or unknown, contingent or vested, matured or unmatured, and whether or not resulting from third-party claims, including costs (including reasonable fees and expenses of attorneys, other professional advisors and expert witnesses and the allocable portion of the relevant person’s internal costs) of investigation, preparation and litigation in connection with any Action or threatened Action.

(b) Diamondback shall indemnify and hold the Contributor and its Affiliates, and their respective officers, directors, managers, employees, agents, representatives, controlling persons, members, stockholders and similarly situated persons, harmless from and pay any and all Damages directly or indirectly, resulting from, relating to, arising out of or attributable to (i) any breach of any representation or warranty Diamondback has made in this Agreement; (ii) any breach, violation or default by Diamondback of any covenant, agreement or obligation of Diamondback in this Agreement; or (iii) the Assumed Obligations.

7.2 Indemnification Claim Procedures.

(a) If any Action is commenced or threatened that may give rise to a claim for indemnification (an “Indemnification Claim”) by any person entitled to indemnification under this Agreement (each, an “Indemnified Party”) against any person obligated to indemnify an Indemnified Party (an “Indemnitor”), then such Indemnified Party will promptly give notice to the Indemnitor. Failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent the defense of such Action is materially and irrevocably prejudiced by the Indemnified Party’s failure to give such notice. An Indemnitor may elect at any time to assume and thereafter conduct the defense of the Indemnification Claim with counsel of the Indemnitor’s choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnitor will not approve of the entry of any judgment or enter into any settlement with respect to the Indemnification Claim without the Indemnified Party’s prior written approval (which must not be withheld unreasonably). Until an Indemnitor assumes the defense of the Indemnification Claim, the Indemnified Party may defend against the Indemnification Claim in any manner the Indemnified Party reasonably deems appropriate. If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not, within ten (10) days after such notice is given, give notice to the Indemnified Party of its election to assume the defense of such Indemnification Claim and thereafter promptly assume such defense, then the Indemnitor will be bound by any judicial determination made with respect to such Indemnification Claim or any compromise or settlement of such Indemnification Claim effected by the Indemnified Party.

(b) A claim for any matter not involving a third party may be asserted by notice to the Party from whom indemnification is sought.

ARTICLE 8

MISCELLANEOUS

8.1 Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below.

“Action” has the meaning set forth in Section 2.1.

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“AMIA” means that certain Area of Mutual Interest Agreement by and between Windsor and Contributor dated November 1, 2007, as amended by that certain First Supplement to Area of Mutual Interest Agreement by and between Windsor and Contributor dated as of March 20, 2008, and that certain Second Supplement to Area of Mutual Interest Agreement by and between Windsor and Contributor dated as of October 31, 2008.

“Arbitrator” has the meaning set forth in Section 1.4.

“Assignments” has the meaning set forth in Section 5.3(a).

“Assumed Obligations” has the meaning set forth in Section 1.2.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Oklahoma and the State of Texas.

“Capital Adjustment Amount” has the meaning set forth in Section 1.4.

“Closing” or “Closing Date” has the meaning set forth in Section 5.2.

“Closing Consideration” has the meaning set forth in Section 1.3.

“Commission” has the meaning set forth in Section 2.8.

“Common Stock” has the meaning set forth in the Recitals hereto.

“Consent” means any consent, order, waiver, approval or authorization of, or registration, qualification, designation, declaration or filing with, any Person or Governmental Body or under any applicable Laws.

“Contract” has the meaning set forth in Section 2.3.

“Contributor” has the meaning set forth in the introductory paragraph hereto.

“Damages” has the meaning set forth in Section 7.1(a).

“Diamondback” has the meaning set forth in the introductory paragraph hereto.

“Effective Date” has the meaning set forth in the introductory paragraph hereto.

“Enforceability Exception” has the meaning set forth in Section 2.2.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Equity Rights with respect thereto, (b) with respect to a partnership, limited liability company, trust, or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Equity Rights with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.

“Equity Rights” has the meaning set forth in Section 2.5.

“Final Capital Amount” has the meaning set forth in Section 1.4.

“Final Settlement Statement” has the meaning set forth in Section 1.4.

“GAAP” has the meaning set forth in Section 2.8.

“Governmental Body” has the meaning set forth in Section 2.3.

“Gulfport Contribution” means the Contributor’s contributions of the Permian Assets to Diamondback in return for shares of Common Stock pursuant to this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, as of a specified date, the sum of (i) all indebtedness of such Person, whether or not contingent, whether secured or unsecured, for borrowed money; (ii) all obligations and liabilities of such Person for the deferred purchase price of property or services; (iii) all indebtedness and obligations of such Person evidenced by notes, bonds, debentures, finance leases or other similar instruments and liabilities, whether contingent or not contingent, for reimbursement in respect of any letter of credit, banker’s acceptance or similar credit transaction; (iv) all obligations and liabilities in respect of any lease of (or other arrangements conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases; (v) all obligations and liabilities with respect to hedging, swaps or similar arrangements; and (vi) all guarantees, pledges and grants of a security interest by such Person in respect of or securing obligations with respect to the indebtedness (as referred to in clauses (i) through (v) above) of others.

“Indemnification Claim” has the meaning set forth in Section 7.2(a).

“Indemnified Party” has the meaning set forth in Section 7.2(a).

“Indemnitor” has the meaning set forth in Section 7.2(a).

“Initial Capital Amount” means as of February 29, 2012 the amount of ($118,095,807.00).

“IPO” means the underwritten initial public offering of Diamondback in which it will issue shares of Common Stock pursuant to the S-1.

“IPO Price” means the price per share of Common Stock in the IPO, as set forth on the cover page of the final Prospectus relating to the IPO.

“JDA” means that certain Development Agreement by and between Windsor, Contributor and Windsor Energy Group, L.L.C. dated November 1, 2007, as amended by that certain First Amendment to the Development Agreement dated November 1, 2007 and to each of the Joint Operating Agreements dated as of November 1, 2007 for the East Bloxom, Georgetown, Kelly, Shelley-Michelle, Tori and West Bloxom Prospects by and between Windsor, Contributor and Windsor Energy Group, L.L.C. dated November 1, 2008.

“JOAs” means (i) that certain Joint Operating Agreement dated November 1, 2007 for Shelley/Michelle Contract Area by and between Windsor Energy Group, L.L.C., Windsor and Contributor, (ii) that certain Joint Operating Agreement for dated November 1, 2007 for East Bloxom Contract Area by and between Windsor Energy Group, L.L.C., Windsor and Contributor, (iii) that certain Joint Operating Agreement dated November 1, 2007 for Georgetown Contract Area by and between Windsor Energy Group, L.L.C., Windsor and Contributor, (iv) that certain Joint Operating Agreement dated November 1, 2007 for Tori Contract Area by and between Windsor Energy Group, L.L.C., Windsor and Contributor, (v) that certain Joint Operating Agreement dated November 1, 2007 for West Bloxom Contract Area by and between Windsor Energy Group, L.L.C., Windsor and Contributor, and (vi) that certain Joint Operating Agreement dated November 1, 2007 for Kelly Contract Area by and between Windsor Energy Group, L.L.C., Windsor and Contributor, as such agreements have been amended by that certain First Amendment to the Development Agreement dated November 1, 2007 and to each of the Joint Operating Agreements dated as of November 1, 2007 for the East Bloxom, Georgetown, Kelly, Shelley-Michelle, Tori and West Bloxom Prospects by and between Windsor, Contributor and Windsor Energy Group, L.L.C. dated November 1, 2008.

“Law” has the meaning set forth in Section 2.3.

“Lien” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

“Loan Documents” means the Credit Agreement, dated as of September 30, 2010, by and among the Contributor, as borrower, the Bank of Nova Scotia, as administrative agent, letter of credit issuer and lead arranger, and Amegy Bank National Association as amended from time to time.

“Order” has the meaning set forth in Section 2.3.

“Organizational Documents” means with respect to any entity, the certificate of formation, limited liability company agreement or operating agreement, participating agreements, certificate of incorporation, bylaws, certificate of limited partnership, limited partnership agreement and any other governing instrument, as applicable.

“Party” or “Parties” has the meaning set forth in the introductory paragraph hereto.

“Permian Assets” has the meaning set forth in the Recitals hereto.

“Permit” has the meaning set forth in Section 2.3.

“Permitted Liens” means (a) Liens (including mechanics’, workers’, repairers’, materialmens’, warehousemens’, landlord’s and other similar Liens) arising in the ordinary course of business that would not individually or in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject to them and (b) Liens arising under, or in connection with, the Loan Documents.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Promissory Note” has the meaning set forth in Section 1.3.

“Prospectus” means Diamondback’s final prospectus as filed pursuant to Rule 424 under the Securities Act with the Commission.

“S-1” has the meaning set forth in Section 2.8.

“Securities Act” means Securities Act of 1933, as amended.

“Special Committee” means the Special Committee of the Board of Directors of the Contributor, currently composed of David L. Houston, Donald Dillingham, Craig Groeschel and Scott E. Steller and formed for the purpose of, among other things, reviewing and evaluating the terms and conditions of, and determine the advisability of, the Gulfport Contribution and whether to approve or reject the Gulfport Contribution.

“Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust or other legal entity which the applicable Person owns (either directly or through or together with another Subsidiary) either (i) a general partner, managing member or other similar interest or (ii) (A) more than 50% of the equity interests or (B) more than 50% of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Taxes” means all applicable U.S. federal, state, local and foreign income, withholding, property, sales, franchise, employment, transfer, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to taxes with respect thereto.

“Terminated Agreements” has the meaning set forth in Section 4.8.

“Transaction Documents” has the meaning set forth in Section 2.2.

“Transactions” has the meaning set forth in Section 2.2.

“Underwriting Agreement” means that certain underwriting agreement to be entered into in connection with the IPO by and among Diamondback and the underwriters in the IPO.

“Wexford Contribution” means a transaction or series of related transactions pursuant to which DB Energy Holdings LLC (“DB Holdings”), an entity controlled by Wexford Capital LP (“Wexford”), contributes all of the outstanding equity interests in Windsor Permian LLC (“Windsor”) to Diamondback in return for shares of Common Stock. For the avoidance of doubt, at the time all the outstanding equity interests in Windsor are contributed to Diamondback, Windsor shall own all of the outstanding equity interests of Windsor UT LLC.

“Windsor Entity” means Windsor and Windsor Energy Group, L.L.C.

8.2 Entire Agreement. This Agreement, together with the other Transaction Documents and all schedules, exhibits, annexes or other attachments hereto or thereto, and the certificates, documents, instruments and writings that are delivered pursuant hereto or thereto, constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. Except as provided in Article 7, there are no third party beneficiaries having rights under or with respect to this Agreement.

8.3 Assignment; Binding Effect. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any such assignment by a Party without prior written approval of the other Party will be deemed invalid and not binding on such other Party. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns.

8.4 Notices. All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and must be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, to the intended recipient at the address set forth for the recipient on the signature page (or to such other address as any Party may give in a notice given in accordance with the provisions hereof). All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth Business Day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, or (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a Business Day, or is received on a day that is not a Business Day, then such notice, request or communication will not be deemed effective or given until the next succeeding Business Day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

8.5 Specific Performance; Remedies. Each Party acknowledges and agrees that the other Party would be damaged irreparably if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its provisions in any action or proceeding instituted in any state or federal court sitting in Oklahoma City, Oklahoma having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Nothing herein will be considered an election of remedies.

8.6 Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

8.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles.

8.8 Amendment; Extensions; Waivers. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same is in writing, makes reference to this Agreement and the provision(s) to be amended, modified, replaced, terminated or canceled and is signed by Contributor and Diamondback. Each waiver of a right hereunder does not extend beyond the specific event or circumstance giving rise to the right. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor does any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

8.9 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

8.10 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. Windsor and any other parties to the Wexford Contribution will bear their own respective costs and expenses incurred in connection with the preparation, execution and performance of the transactions contemplated by the Wexford Contribution, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants and Contributor shall have no liability or responsibilities for any such costs or expenses. All fees and expenses incurred in connection with the IPO, including, without limitation, the preparation and filings of the S-1 shall be borne solely and entirely by Diamondback with the exception of any underwriter discounts incurred in connection with any sale of shares of Common Stock by Contributor in the IPO which such discounts and commissions shall borne by the Contributor.

8.11 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each Party and delivered to the other Party.

8.12 Construction. This Agreement has been freely and fairly negotiated among the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date stated in the introductory paragraph of this Agreement.

CONTRIBUTOR: GULFPORT ENERGY CORPORATION

By:	/s/ James D. Palm
Name:	James D. Palm
Title:	Chief Executive Officer

Address for Notices:

Gulfport Energy Corporation

Attention: Special Committee

14313 N. May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

Fax: (405) 848-8816

With a copy to (which shall not constitute notice):

Jackson Walker L.L.P.

c/o Alex Frutos

901 Main Street, Suite 6000

Dallas, Texas 75202

Fax: (214) 661-6617

DIAMONDBACK: DIAMONDBACK ENERGY, INC.

By:	/s/ Travis D. Stice
Name:	Travis D. Stice
Title:	Chief Executive Officer

Address for Notices:

Diamondback Energy, Inc.

14301 Caliber Drive, Suite 300

Oklahoma City, Oklahoma 73134

Fax: (405) 463-6982

With a copy to (which shall not constitute notice):

Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.

c/o Stephen W. Ray

320 S. Boston Ave., Suite 200

Tulsa, Oklahoma

Fax: (918) 594-0505

SCHEDULE 2.5

Outstanding Equity Rights

Options to acquire an aggregate of 3.7% of the Common Stock issued and outstanding after giving effect to the IPO have been reserved for issuance to certain key employees of Diamondback and its subsidiaries.

EXHIBIT A

Form of Promissory Note

[attached]

PROMISSORY NOTE

$	, 2012

FOR VALUE RECEIVED, the undersigned, Diamondback Energy, Inc., a Delaware corporation (“Maker”), promises to pay to the order of Gulfport Energy Corporation, a Delaware corporation (“Payee”), at 14313 N. May Avenue, Suite 100, Oklahoma City, Oklahoma 73134, or any other place as the Payee or any other holder hereof shall designate in writing to Maker, the principal sum of             ($            ) in lawful money of the United States of America, with interest on the principal balance remaining unpaid from time to time (a) from the date of this Note until the Maturity Date at zero percent per annum and (b) at any time after the Maturity Date at the rate equal to the lesser of (i) the maximum rate permitted by applicable law (the “Maximum Rate”), and (ii) ten percent (10%) per annum. Interest shall be computed on a per annum basis of a year of 360 days and for the actual number of days elapsed unless such calculation would result in a rate greater than the Maximum Rate, in which case interest shall be computed on a per annum basis of a year of 365 days.

The principal balance of this Note together with all accrued and unpaid interest shall be due and payable on the earliest to occur of (such date the “Maturity Date”): (a) funding of the IPO; (b)             , 2012 [the fifth business day after the date of the note]; and (c) acceleration of the principal balance hereof pursuant to the terms of this Note. As used herein “IPO” shall have the meaning given such term in that certain Contribution Agreement, dated as of             , 2012, by and between Maker and Payee, as the same may be amended from time to time (the “Contribution Agreement”).

Maker shall have the right to prepay, at any time and from time to time without premium or penalty, the entire unpaid principal balance of this Note or any portion thereof. All payments under this Note shall be applied first to any accrued and unpaid interest as of such date and second to the outstanding principal balance.

All agreements between Maker and the holder of this Note, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of this Note or otherwise, shall the amount paid, or agreed to be paid, to the holder hereof for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the Maximum Rate. If from any circumstances whatsoever fulfillment of any provision of this Note or of any other document evidencing, securing or pertaining to the indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the holder of this Note shall ever receive as interest under this Note or any other document evidencing, securing or pertaining to the indebtedness evidenced hereby or otherwise an amount that would exceed the Maximum Rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of Maker to the holder hereof relating to this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to Maker. In determining whether or not the interest paid or payable with respect to any indebtedness of Maker to the holder hereof, under any specific contingency, exceeds the Maximum Rate, Maker and the holder hereof shall, to the maximum extent permitted by applicable law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof, and/or (d) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law.

The entire unpaid principal balance of, and all accrued and unpaid interest on, this Note shall immediately be due and payable upon the occurrence of any of the following: (a) failure by Maker to pay any principal amount when due; (b) commencement of a voluntary case against Maker under Title 11 of the United States Code; or (c) the filing of an answer or other pleading admitting or failing to deny the material allegations of a petition filed against Maker commencing an involuntary case under said Title 11 or failure to timely controvert the material allegations of such petition.

If Payee or any other holder hereof expends any effort in any attempt to enforce payment of all or any part or installment of any sum due the holder hereunder, or if this Note is placed in the hands of any attorney for collection, or if it is collected through any legal proceedings, Maker agrees to pay all collection costs and fees incurred by the holder, including attorneys’ fees.

All notices, requests and other communications under this Note will be effective and deemed given if delivered in accordance with Section 8.4 of the Contribution Agreement.

This Note shall be governed by and construed in accordance with the laws of the State of Delaware and the applicable laws of the United States of America.

DIAMONDBACK ENERGY, INC.

By:

Name:

Title:

EXHIBIT B

Form of Assignment

[attached]

ASSIGNMENT, CONVEYANCE AND BILL OF SALE

STATE OF TEXAS                 )

                                                   ) ss.            KNOW ALL MEN BY THESE PRESENTS

COUNTY OF                           )

THIS ASSIGNMENT, CONVEYANCE AND BILL OF SALE (“Assignment”) is effective as of             , 2012, at 7:00 a.m. Central Time (“Effective Time”), and is from Gulfport Energy Corporation, a Delaware corporation, with an address of 14313 N. May Avenue, Suite 100, Oklahoma City, Oklahoma 73134 (“Assignor”), to             , a             , whose address is 14301 Caliber Drive, Suite 300, Oklahoma City, Oklahoma 73134 (“Assignee”).

WHEREAS, Assignor and Diamondback Energy, Inc. have entered into that certain Contribution Agreement dated May 7, 2012 (the “Contribution Agreement”);

WHEREAS, pursuant to the Contribution Agreement, Assignor has agreed to contribute, transfer, assign, convey and deliver to Assignee, and Assignee has agreed to acquire and accept, all of Assignor’s right, title and interest held in the Permian Assets (as defined in the Contribution Agreement);

WHEREAS, the Permian Assets are comprised of all Assignor’s oil and gas interests and properties located in Andrews, Crockett, Ector, Howard, Midland, Reagan, Sutton and Upton Counties, Texas (the “Lands”); and

WHEREAS, capitalized terms used herein but not defined herein shall have the meaning given such terms in the Contribution Agreement.

NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS:

Section 1. Assignment. For One Hundred Dollars ($100.00) and other good and valuable consideration, the receipt and sufficiency of which Assignor acknowledges, Assignor bargains, sells, assigns, and conveys to Assignee and its successors and assigns, all of Assignor’s right, title, and interest in and to the Lands which include the following real and personal properties (collectively, “Properties”), subject to the terms and conditions of this Assignment and all applicable instruments of record in Andrews, Crockett, Ector, Howard, Midland, Reagan, Sutton and Upton Counties, Texas:

(a) The oil, gas and minerals leases described on Exhibit “A” and all other oil, gas and minerals leases (including subleases), together with all operating rights, working interests, leasehold interests, oil and gas interests, net revenue interests, reversionary rights, payments out of production, contractual rights to explore for, develop and produce oil and gas, and other similar rights and agreements, whether producing or non-producing, and any other oil, gas or other leasehold or mineral rights of any type covering or pertaining to the Lands (the “Leases”).

(b) All oil, gas, water, injection, disposal and other wells located or bottomed or completed in, on or under the Lands, whether producing, shut-in or temporarily abandoned, including, but not limited to, those wells described on Exhibit “B” (the “Wells”).

(c) All rights, titles and interests arising under unitization, pooling and/or unitization agreements, pooling declarations or designations and statutorily, judicially or administratively created drilling, spacing and/or production units or field wide units related to the Leases or the Lands or to the Wells (with respect to any of the foregoing, whether recorded or unrecorded), insofar as the same are attributable or allocated to the Leases, the Lands, or the Wells (the “Units,” the Units, together with the Leases, the Lands and the Wells, the “Real Property Interests”).

(d) All tangible personal property, equipment, fixtures and improvements situated upon the lands covered by the Real Property Interests or lands pooled or unitized therewith or used or obtained in connection therewith, including, but not limited to, pumps, well equipment (surface and subsurface), casing, tanks, lines and facilities, sulfur recovery facilities, compressors, compressor stations, dehydration facilities, treating facilities, pipeline gathering lines, flow lines, transportation lines (including long lines and laterals), valves, meters, separators, tanks, tank batteries, and other fixtures and inventory (the “Equipment”).

(e) All saltwater disposal systems related to the Leases and/or the Wells, including, but not limited to, all wells, pumps, tanks, pipes, facilities and other equipment and property held or used for the handling, processing, treating, storing and/or disposal of saltwater produced from any of the Wells, whether or not located on the Leases or the Lands (the “Disposal Facilities,” which together with the Equipment are described in part on Exhibit “C”).

(f) All easements, surface leases, fee lands, rights of way, disposal permits and agreements and all other rights, privileges, benefits and powers with respect to the use and occupation of the surface or the subsurface applicable to the Leases or the Lands, or relating or pertaining to the Wells, to the Equipment, or the Disposal Facilities, and all permits, licenses, certificates, authorizations, registrations, orders, waivers, variances and approvals granted by, or which have been applied for or are otherwise pending before, governmental authority pertaining to the ownership and/or operation of the Real Property Interests, the Equipment or the Disposal Facilities or otherwise relating thereto (the foregoing being described in part on Exhibit “D”).

(g) To the extent assignable, all of the following which pertain or are applicable to the Leases, the Wells and the Disposal Facilities (or any of them) or the oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (the “Hydrocarbons”) produced from the Lands, the Leases or Wells, including, but not limited to, those described on Exhibit “E”, to wit: (i) all operating agreements and unit agreements; (ii) all agreements for the marketing, gathering, transportation and/or processing of Hydrocarbons, including interests and rights, if any, with respect to any prepayments, take-or-pay, buydown and buyout agreements; (iii) contracts and contractual rights constituting a part of the chain of title to Assignor’s rights or interests in the Leases or by which Assignor’s rights in the Leases were acquired (to the extent any portion of said agreements remain executory), including (where applicable) farmout agreements and the like; (iv) all bottomhole agreements, area of mutual interest agreements, acreage contribution agreements, options, leases of equipment or facilities, joint venture agreements, pooling agreements, and gas balancing agreements; and (v) those other contracts and agreements pertaining to the Leases, the Wells or the Disposal Facilities and which are listed on Exhibit “E” (but not otherwise) (any or all of the foregoing, the “Related Contracts”).

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(h) All Hydrocarbons in, on, under or produced from the Real Property Interests or any interests pooled or unitized therewith from and after the Effective Time, including Hydrocarbons in storage severed after the Effective Time.

(i) To the extent the same are assignable or transferable and, further, to the extent the same are related to the Real Property Interests, all claims, rights and causes of action against third parties, asserted and unasserted, known and unknown, but only to the extent such claims, rights and causes of action are attributable to the Real Property Interests and to the period after the Effective Time, and where necessary to give effect to the assignment of such rights, claims and causes of action, Assignor grants to Assignee the right to be subrogated to such rights, claims and causes of action.

(j) All other rights and interests in, to or under or derived from the Real Property Interests, the lands covered thereby or pooled, unitized or directly used or held for use in connection therewith.

(k) Copies of the data and records relating to the foregoing that have been or will be delivered by Assignor to Assignee (“Documents”) subject to the requirements set forth below.

If originals or copies of the Documents have been provided to Assignee, Assignor shall have access to them at reasonable times and upon reasonable notice during regular business hours for as long as any Lease is in effect after the Effective Time. Assignor may, during this period and at its expense, make copies of the Documents upon reasonable request. Without limiting the generality of the two preceding sentences, for a period as long as any Lease is in effect after the Effective Time, Assignee shall not destroy or give up possession of any original or last remaining copy of the Documents without first offering Assignor the opportunity, at Assignor’s expense, to obtain such original or copy.

If any of the above-described interests are excluded from Section 1 of this Assignment because they are not assignable, then, with respect thereto, Assignor will use its commercially reasonable efforts to obtain a waiver of any restrictions on assignment, and if obtained, such interests will thereupon become a part of the Properties.

Section 2. Limited Title Warranty. Assignor warrants and shall forever defend the title to the Properties unto Assignee against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Assignor but not otherwise, subject, however, to the Permitted Liens (regardless of whether they are released on or prior to the Effective Time pursuant to the Contribution Agreement) and to any other Liens created, imposed, modified, amended or extended under or pursuant to the Loan Documents which will be released on or prior to the Effective Time pursuant to the Contribution Agreement; it being the intent (without modifying, amending or expanding the scope of the preceding warranty of title) that, as of the Effective Time pursuant to the Contribution Agreement, the Properties will not be encumbered by Liens or other defects in title to which the Properties were not encumbered

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as of the time the Properties were originally assigned and conveyed to Assignor, save and except for the Permitted Liens (regardless of whether they are released on or prior to the Effective Time pursuant to the Contribution Agreement) and any other Liens created, imposed, modified, amended or extended under or pursuant to the Loan Documents which will be released on or prior to the Effective Time pursuant to the Contribution Agreement. Assignor further warrants that any conveyance of the Properties at the Effective Time pursuant to this Assignment also conveys, assigns and transfers to Assignor, its successors and assigns, as of the Effective Time, all warranties, claims and causes of action of whatsoever type or character, in contract or in tort, that Assignor now has or may hereafter acquire from its predecessors-in-title to the Properties, with respect to title to the Properties. EXCEPT FOR THE LIMITED WARRANTY EXPRESSED IN THE PRECEDING SENTENCE(S) OF THIS SECTION 2, NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITH RESPECT TO ASSIGNOR’S TITLE TO ANY OF THE PROPERTIES IS PROVIDED IN THIS ASSIGNMENT.

Section 3. Disclaimer of Other Warranties. EXCEPT FOR THE LIMITED WARRANTY OF TITLE ABOVE MADE, ASSIGNOR MAKES NO WARRANTY OF ANY TYPE IN THIS ASSIGNMENT, WHETHER EXPRESS, STATUTORY, OR IMPLIED. ASSIGNEE HAS INSPECTED AND HAS SATISFIED ITSELF AS TO THE CONDITION OF THE PROPERTIES. THIS ASSIGNMENT IS MADE BY AND ACCEPTED BY ASSIGNEE ON AN “AS IS, WHERE IS” BASIS. ASSIGNOR DISCLAIMS ALL WARRANTIES, INCLUDING:

AS TO THE FITNESS OR CONDITION OR MERCHANTABILITY OF THE WELLS, EQUIPMENT OR DISPOSAL FACILITIES CONVEYED;

AS TO THE PHYSICAL, OPERATIONAL, OR ENVIRONMENTAL CONDITION OF THE PROPERTIES;

AS TO THE OIL, GAS, AND OTHER HYDROCARBON OPERATIONS OF THE PROPERTIES COVERED BY THE TERMS AND CONDITIONS OF ANY LEASES OR OTHER AGREEMENTS THAT ARE A PART OF THE PROPERTIES; AND

AS TO THE ISSUANCE, REISSUANCE, OR TRANSFER OF ANY PERMITS RELATING TO ANY OF THE PROPERTIES.

Section 4. Covered Interests. Notwithstanding any contrary provision of this Assignment or the Contribution Agreement, to the extent that the assignment or conveyance of all or any part of the Properties shall be subject to any consent or approval requirements that are not satisfied or waived prior to the Effective Time, this Assignment shall not convey or be deemed to convey (until such consent or approval requirement has been satisfied or waived) any right, title or interest in and to the Properties to which such requirement relates (herein, a “Covered Interest”); however, (a) the full benefits of ownership of the Covered Interest shall be bargained, sold, conveyed, assigned and transferred unto Assignee hereunder as of the Effective Time, (b) Assignor shall hold legal title to the Covered Interest as nominee for the benefit of Assignee until such consent or approval requirement has been satisfied or waived, (c) Assignor

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and Assignee shall each continue to use their respective commercially reasonable efforts to procure all required consents and approvals affecting the Covered Interest as soon as reasonably practicable after the Effective Time, and (d) immediately upon procurement of all required consents and approvals affecting the Covered Interest, all right, title and interest of Assignor in and to the Covered Interest shall thereupon automatically be bargained, sold, conveyed and assigned to Assignee hereunder, effective as of the Effective Time; it being expressly understood and agreed that no retention of any right, title or interest in and to any Covered Interest under this Section 4 or any consents or approvals affecting any Covered Interest shall be deemed or construed to be a breach or default of the limited warranty of title expressed in Section 2 of this Assignment or any provision of the Contribution Agreement.

Section 5. Effective Time Allocations. This Assignment shall be effective for all purposes as of the Effective Time. All production from or attributable to the Properties and all products and proceeds attributable thereto, and all other income, proceeds, receipts and credits with respect to the Properties pertaining to the period prior to the Effective Time shall be owned by and belong to Assignor, and all production from or attributable to the Properties and all products and proceeds attributable thereto and all other income, proceeds, receipts and credits respecting the same pertaining to the period from and after the Effective Time shall be owned by and belong to Assignee. Except as otherwise provided in the Contribution Agreement, all costs, expenses, liabilities and obligations attributable or chargeable to the Properties pertaining to the period prior to the Effective Time shall be retained by and shall remain the sole liability and obligation of Assignor and borne and discharged by Assignor, and all costs, expenses, liabilities and obligations attributable to the Properties pertaining to the period after the Effective Time are hereby assumed by and shall be the sole liability and obligation of Assignee and assumed and discharged by Assignee.

Section 6. The Contribution Agreement. This Assignment is made pursuant and subject to all of the terms and conditions of the Contribution Agreement. Except as otherwise provided in the Contribution Agreement, said terms and provisions shall survive the execution and delivery of this Assignment and shall not be merged therein. All terms and conditions of the Contribution Agreement are hereby incorporated in this Assignment by reference and made a part hereof for all purposes.

Section 7. Further Assurances. After the execution hereof, Assignor, without further consideration, will use its commercially reasonable efforts to execute, deliver and (if applicable) file or record or cause to be executed, delivered and filed or recorded, such good and sufficient instruments of conveyance and transfer and take such other action as may be reasonably required of Assignor to effectively vest in Assignee beneficial and record title to the Properties and, if applicable, to put Assignee in actual possession of the Properties. With respect to interests in Leases issued by the state or a subdivision thereof included within the Properties and that require filings with governmental agencies before they may be assigned, Assignor and Assignee will each use its commercially reasonable efforts to file the appropriate documents and take any other steps necessary to obtain official approval of the assignments. With respect to any Lease issued by the state or any agency thereof requiring consent to transfer, Assignor shall hold title thereto for the express benefit of Assignee until agency approval of such transfer has been obtained.

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Section 8. Miscellaneous.

(a) The provisions of this Assignment will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

(b) All covenants and agreements in this Assignment bind and inure to the benefit of the heirs, successors, and assigns of Assignor and Assignee; are covenants running with the Lands; and are effective as stated whether or not the covenants and agreements are memorialized in assignments and other conveyances executed and delivered by the parties and their respective heirs, successors, and assigns from time to time.

(c) Recitation of or reference to any agreement or other instrument in this Assignment, including, without limitation, its exhibits, does not operate to ratify, confirm, revise, or reinstate the agreement or instrument if it has previously lapsed or expired.

(d) This Assignment will be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to any choice of law principles.

(e) The word includes and its syntactical variants mean “includes, but not limited to” and its corresponding syntactical variants. The rule of ejusdem generis may not be invoked to restrict or limit the scope of the general term or phrase followed or preceded by an enumeration of particular examples.

(f) All exhibits referenced in and attached to this Assignment are incorporated into it.

(g) This Assignment may be executed in counterparts, all of which together will be considered one instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Assignment to be executed as of the date stated in the introductory paragraph of this Assignment.

ASSIGNOR: GULFPORT ENERGY CORPORATION

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

STATE OF                     )

                                         ) ss.

COUNTY OF                 )

This instrument was acknowledged before me on this             day of             , 2012 by             , as             of GULFPORT ENERGY CORPORATION, on behalf of said corporation.

Notary Public, State of

My Commission No.:

My Commission Expires:

(SEAL)

STATE OF                     )

                                         ) ss.

COUNTY OF                 )

This instrument was acknowledged before me on this             day of             , 2012 by             , as             of             , on behalf of said             .

Notary Public, State of

My Commission No.:

My Commission Expires:

(SEAL)

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EXHIBIT C

Form of Investor Rights Agreement

[attached]